Exhibit 10.5

SCHLUMBERGER 2001 STOCK OPTION PLAN

Second Amendment

Schlumberger Limited, a Curaçao corporation, having heretofore adopted the Schlumberger 2001 Stock Option Plan (the “Plan”), and having reserved the right under Section 12 thereof to amend the Plan, does hereby amend Section 3(a) of the Plan by adding the following sentence to the end thereto, effective as of June 30, 2013:

“The foregoing notwithstanding, with respect to an employee who has received a Stock Option and whose employment is transferred directly and without interruption to a corporation, limited liability company or other entity (a ‘One Subsea Company’) pursuant to and in accordance with the terms of that certain Master Formation Agreement by and among Cameron International Corporation, the Company, Schlumberger Technology Corporation and Schlumberger B.V., dated as of
November 14, 2012, and the related agreements contemplated therein, such employee’s employment with the Company shall include employment with a One Subsea Company for all purposes under the Plan (other than eligibility for new grants), and any Stock Options shall not be affected by such employee’s subsequent transfer of employment directly and without interruption from a One Subsea Company to the Company or any of its Subsidiaries, from the Company or any of its Subsidiaries to a One Subsea Company or between One Subsea Companies.”